Exhibit 99.2

CASCADE CORPORATION, #4383317

CASCADE CORPORATION THIRD QUARTER FISCAL

YEAR 2011 EARNINGS CALL

December 2, 2010, 2:00 PM ET

Chairperson: Robin Peterson (Mgmt.)

Operator:	Good afternoon, ladies and gentlemen, and welcome to the Cascade Corporation Third Quarter Fiscal Year 2011 Earnings Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question-and-answer session. If anyone should need assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded on Thursday, December 2, 2010.

We’d now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

Robert Warren:	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our Chief Operating Officer, and Joe Pointer, our Chief Financial Officer, are here with me.

For those of you who are familiar with Cascade, I’d like to give you a brief overview. We operate globally with about 1,700 employees working in 26 locations in 17 countries. We manufacture devices primarily for industrial trucks, most commonly called lift trucks, or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the lift truck to carry, position, and deposit various types of loads. A smaller portion of our products are for construction vehicles, such as tool carriers and skid steer loaders.

Approximately 60% of our products are sold to retail dealers. The remaining products are sold directly to global manufacturers, names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll Rand, Caterpillar and Nissan.

Joe will now provide you with an overview of the third quarter.

Joe Pointer:	Thank you, Bob. I’d like to remind everyone that during the course of this call we may make forward-looking statements. Participants are cautioned that these forward-looking statements, including statements about our anticipated revenues, costs, earnings, and cash flows, are subject to a number of risks and uncertainties that could cause our actual future results to differ materially. Additional information regarding these risks and uncertainties is described in our reports on Form 10Q and 10K and other filings with the Securities and Exchange Commission. We cannot provide

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any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance. We disclaim any obligation to release any updates to any comments made on this call or reflect any changes in business conditions.

As I walk you through our results, please note that our current fiscal year ends on January 31, 2011. So when we refer to the third quarter of fiscal year 2011, we are actually referring to the quarter that just ended October 31, 2010. Also, all percentage comparisons to prior periods will exclude the impact of changes in foreign currencies.

Net sales for the current quarter were $107 million, a 33% increase compared to the prior year. This is in comparison to third quarter lift truck shipments, which were up 44%. All regions experienced increases in lift truck shipments. These trends indicate that the industry seems to be on a more sustainable path to recovery. We don’t believe the variance between our sales increase and the increase in lift truck industry shipments when reviewed on a regional level results in any loss in market share except as planned. I would like to note that while we have seen increasing sales during the first nine months of the year, regional lift truck shipments are still 48% below 2008 shipment levels, which was the peak year for lift truck shipments. An exception to this was China, where lift truck shipments are 60% ahead of 2008 shipment levels.

Operating income of $15.5 million in the third quarter compares to $1 million in the prior year, which includes $1.5 million of restructuring costs. Higher operating income reflects increases in sales volumes and our gross profit margin.

We had net income for the third quarter of $8.8 million compared to net income of $157,000 in the prior year.

I would now like to spend a few minutes discussing our regional results. North America sales increased 33% compared to the prior year due to increasing sales volumes from a stronger lift truck market. Our gross profit percentage was 32% in the third quarter, which is up from 31% in the prior year. The increase is primarily due to improved absorption of fixed and variable costs. Operating income in North America was $8.6 million as compared to $4.4 million in the prior year, primarily due to increases in sales volumes.

Our sales in Europe increased 32% in comparison with the prior year. The increase is due to higher sales volumes as a result of improvements in economic conditions in the lift truck industry. Our European gross profit percentage continued to increase during the quarter. The 15% gross margin, the highest we have achieved in Europe since the third quarter ended October 31, 2008, is primarily a result of our restructuring efforts over the past two years. I would like to note that in the third quarter of 2008 we achieved a 16% gross profit on sales of $42 million compared to

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a 15% gross profit on sales of $23 million in the third quarter of the current year. We anticipate we will see continued progress in our efforts to improve our gross margins in Europe. Bob will comment on this a bit later.

Asia Pacific experienced a 28% increase in sales. This region has benefited significantly from increases in sales volumes and the weakening of US dollar against local currencies, which has lowered the cost of their US source purchases. China’s sales increased 43% compared to the prior year due to the continued strong recovery of the Chinese lift truck market. The gross profit percent in China is lower in the current year due to product mix and a higher percentage of transfers between areas which have lower gross margins. China’s operating income for the third quarter increased 53% in comparison with the prior year, primarily due to increased sales volumes.

On a consolidated level, our SG&A for the third quarter reflects additional personnel and executive incentive costs as a result of improved financial performance and reinstatement of previously frozen salary increases, additional selling expenses, and research and development costs. Going forward, we would expect the SG&A cost to be consistent with the level incurred in the third quarter.

Regarding income taxes, our effective tax rate was 41% during the third quarter. This rate reflects valuation allowances related to third quarter losses in Europe for which we are unable to realize tax benefits and taxes on foreign dividends related to the repatriation of cash to the US. Where we end up for the year on our tax rate is obviously dependent on fourth quarter results, but at the present time we would anticipate a rate approximating 35% for the last three months with an annual rate in the low 40s.

Now turning to the balance sheet, our inventory balance at the end of the third quarter was 67 million compared to a $64 million balance at the end of the year. As sales have increased, we have continued our focus on maintaining existing inventory levels.

Our accounts receivable at quarter end was $74 million, a $23 million increase compared to yearend. Higher sales volumes during the first nine months have accounted for this increase.

Depreciation and amortization expense for the quarter was $2.6 million. Our capital expenditures for the remainder of the year are estimated to be another $2 million, which would give us a total of $6 million for the year. Going forward into next year, we are expecting our level of capital expenditures to be equal to or slightly higher than our depreciation with a range of $10 to $15 million.

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Now, I’d like to turn the call over to Bob for a discussion of the current market trends and some other general comments.

Robert Warren:	Thank you, Joe. I’d like to start with a brief overview of the lift truck market. Currently, the lift truck market is the only direct economic or industrial indicator we have available for our markets. While this does not correlate exactly with our business levels over the short term since various end markets use our products to differing degrees, it does give us a good indication of trends over the year.

In comparison to the prior year, third quarter global lift truck shipments have increased 44%, and orders have increased 45%. These trends show that the lift truck market is clearly on the path of recovery. We believe business levels in all markets will continue at current levels for the remainder of the year. As Joe mentioned earlier, other than China all markets are still well below 2008 levels. I would estimate the recovery period to get back to those levels may be up to three years or more in some regions.

My remaining comments relate to our business in Europe. As a result of our restructuring efforts over the past two years, we have continued to see progress every quarter towards our goal of achieving profitability in Europe. I expect this to continue in the coming quarters.

In relation to sales, I want to emphasize that looking at the percentage increase in our European sales from the previous quarter or previous year is not necessarily the key driver in evaluating our progress in Europe. While a certain part of our business is more dependent on increasing sales to absorb existing costs, there is a part of our business where implementing price increases and shifting customers to China-sourced products is the key towards improving margins. Over the past quarter, we have held discussions with all our major OEM customers relating to price increases and shifting more sales towards China-sourced products. The third quarter reflected a small percentage of the price increases with the remainder of increases expected to be phased in through the fourth quarter. The transition to China-sourced products is also ongoing so long as the euro exchange rate makes this option advantageous. Through this exercise, we expect we will lose some market share for certain products, which we will be willing to accept as a tradeoff for getting the business to be profitable.

This concludes my prepared remarks and we are now ready to open the call to your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time I would like to begin the question-and-answer session. If you have a question, please press the star, followed by the one, on your pushbutton phone. If you’d like to withdraw—I’m sorry. If you’d like to decline from the polling process, press the star, followed by the two. You will year a three-tone prompt

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acknowledging your selection. Your questions will be polled in the order they are received. And as a reminder, if you’re using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

And our first question comes from the line of Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Hi, good afternoon. Can you hear me okay?

Robert Warren:	Yes, we can. Thanks, Arnie.

Arnie Ursaner:	Great. First of all, congratulations on a very good quarter. Earlier in the year, you had hoped that you might achieve breakeven levels in Europe and had toned that down a little bit in—earlier in the year. You had an $8.3 million operating loss year-to-date. How should we think about your view of the expected loss for the balance of the year or for the year?

Robert Warren:	I believe that—you’re right. I was very bold in the fourth quarter in believing that we could make breakeven for the year, and obviously in the first half of the year we didn’t get close. We made progress certainly on the attachment side in the first half of the year as we absorbed all of our production into Verona, Italy, on our gross margins. We were still suffering on our fork business, given some of the pricing margins that we were dealing with.

The second half, certainly in the third quarter, we’ve been able to do still further restructuring on our fork business in Europe with opportunities for price increases to repair some of those margins. I believe you’re going to see as you see our improvement in the third quarter, and there were some small exceptional items with net we’re not expecting to repeat in the fourth. We’re going to see further improvement in the fourth quarter with what we believe will be an even improved run rate going into first and second quarter of next year from the fourth quarter.

Arnie Ursaner:	Okay. In terms of—well first of all, in your prepared remarks at the end of Q2, Bob, you had indicated you thought the trends would be similar to the levels of what you saw in Q2. And Q3, despite seasonality, you’re normally much lower in Q3, clearly was dramatically higher than results you thought you’d see as recently as two months ago. What changed?

Robert Warren:	Orders just stayed seasonally strong through August. There wasn’t a dip. We thought maybe some of the order rates were dipping down maybe in September, but they’ve come back strongly. So we believe that the order rate we see at least in the third quarter we’re not expecting any increase in the fourth quarter from this level.

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Arnie Ursaner:	Okay. And my last question before I jump back in queue, your operating margin this quarter was the best it’s been since 2007, with the only exception being the incredibly strong year of 2008. As we—I know you don’t provide formal guidance, but as we look towards next year’s results, given that you’ve already achieved close to a 16% operating margin, you’ve put in price increases, you’re seeing strong demand, you’ve lowered your cost structure on a permanent basis, how likely is it that you can achieve a 15% operating margin next year?

Robert Warren:	I guess it would be reasonable, without giving guidance. Yes. And giving the, you know, percent of contribution of a higher earnings rate out of China, it certainly would be a reasonable assumption.

Arnie Ursaner:	I’ll jump back in queue. Great quarter. Thank you.

Robert Warren:	Thanks, Arnie.

Operator:	And once again, ladies and gentlemen, if you’d like to ask a question, please press star, one at this time.

Our next question comes from the line of J.B. Groh with D.A. Davidson and Company. Please go ahead.

J.B. Groh:	Good afternoon, guys. Thanks for taking my call. I wonder if you could maybe get into—I may have missed this, hopping on late—a little more detail on the margins in China down a little bit, obviously still growing at a pretty nice clip but it looks like it was mix shift. But can you give us a little bit more detail on that?

Robert Warren:	You know, we had a return of some of the Asian Pacific markets, which increased our intercompany sales, which we have about a 16% margin on. So it’s fairly diluted. But we didn’t see any operating margin at Chinese business take a dip in GP.

J.B. Groh:	Well, I’m just looking at the China Summary on your press release. It looks like it was 37% in ’09 and 33% in fiscal 2010.

Andy Anderson:	J.B., this is Andy Anderson. The growth of the fork business, which has inherently lower margins, was significantly higher than the growth in the attachment.

J.B. Groh:	Gotcha. That’s what I figured. So it was just a mix shift between specialized attachments and forks.

Andy Anderson:	Yes.

J.B. Groh:	Okay. And then could you kind of—I mean it seems to me a thing of the past Q4 has been sequentially down. Is that—I know the last couple of years there hasn’t been a real “normal” pattern to anything, but could you kind of remind us historically how Q4 shakes out relative to Q3? I know you said it was going to be basically flat.

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Robert Warren:	You mean as far as our operating results as opposed to the industry?

J.B. Groh:	Mm-hmm.

Robert Warren:	Normally, we do have a lower fourth quarter based on we shut down between Christmas and New Year’s. So we have significantly in North America lower shipping days in the fourth quarter. We do see some improving margins, so how much that will affect the actual bottom line I’m not sure yet.

J.B. Groh:	Okay. And how about a—you know there’s been a lot of talk with these bonus depreciation programs for capex for businesses. In talking to dealers, customers, any feedback on that sort of—those sort of programs?

Robert Warren:	We haven’t heard in particular of any we would be expecting to see.

J.B. Groh:	Okay, thank you. Thanks for your time. Nice quarter.

Robert Warren:	Thanks, J.B.

Operator:	Thank you. Our next question is a follow-up from the line of Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Okay, I guess I’m surprised there aren’t some others. But that’s okay. I guess my question is we hear a lot of macro talk about things, the Chinese government trying to slow down the economy there. Obviously, it’s talk at the moment, it’s premature, but are you seeing any indications of slowdown or change in the Chinese market since it’s now grown to be your largest one?

Robert Warren:	It has certainly taken a flattening from what was a breathless increase in the last 18 months. We don’t—you know the forecast going forward of what the China Industrial Truck Association talked about was what, Andy, in two years or three years?

Andy Anderson:	Over the coming five years, they estimated a compounding growth of about 12% per year, which still seems very, very…

Robert Warren:	Very strong.

Andy Anderson:	Very strong, yes.

Robert Warren:	It’s sort of hard to doubt what they say anymore, because they predicted their current levels and so…

Arnie Ursaner:	Bob, in your prepared remarks you mentioned the remainder of the benefit of the price increases you put in would impact Q4 more than Q3. Is there any help you can give us on the magnitude of the impact it had so far and what it might do going forward? And as a corollary to that, are these increases necessary to recover higher steel costs and other costs, or is this more an opportunity for you to return to a fair level of profitability for the investment you made in the business?

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Andy Anderson:	Price increases, Arnie, are almost entirely in Europe and mostly in our fork business in Europe to bring us to a level of profitability—breakeven and profitability in Europe. And we’re—so in terms of—on a consolidated basis, it’s not a big needle mover, but I think where you’re going to see it is in the European numbers as we move to our goal in Europe.

Robert Warren:	And that’s been driven by previous cost moves.

Andy Anderson:	Right, it’s been driven by previous steel cost moves, right. We’re not—I guess what I was trying to say is we’re not seeing a real adverse steel cost move at this moment in the coming quarter.

Arnie Ursaner:	You’ve had improving operating or utilization rates across your manufacturing facilities. Where do we stand now?

Robert Warren:	You know, it’s—we always have a hard time coming up with that question, you know, what is our utilization rate. Except for some facilities because of high order rates such as some of the fork plants in North America and China, we’ve still got good capacity. We pretty much have third shift capacity at all of our facilities. So there’s still good upside potential in most of our markets for all of our fixed assets.

Arnie Ursaner:	Okay. And Joe, your free cash flow in the quarter was quite good. Where do we stand on inventory and working capital needs, and how should we think about free cash flow for the balance of the year?

Joe Pointer:	Go ahead.

Andy Anderson:	No, I was just going to say, Arnie, I think that the free cash flow should probably improve if we make the—a couple of assumptions. One is that much of our cash was consumed by accounts receivable in the past couple of quarters. And if we level out, the fourth quarter is, as Bob projected, very similar to the third quarter. We won’t be chewing up more cash in that. That’ll be coming down and we don’t anticipate much higher inventory levels. Our turn rates are improving across the globe in almost all of our facilities, so I don’t think we’re going to see the same chewing up of cash in working capital that you’ve seen. So our cash—free cash flow should improve.

Joe Pointer:	Yes, the inventory might go up a little bit, but I would say AR should be pretty comparable.

Andy Anderson:	Yes, it should be not going up. So from an operational standpoint, I think the free cash flow should be improving.

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Arnie Ursaner:	So a logical follow-on question is as you look towards next year, given your capex and D&A will basically be in line, your—it doesn’t sound like you have a lot of need for facility expansion, you don’t have that many shares outstanding to make a major share repurchase a likely choice. What are your priorities for free cash?

Robert Warren:	Andy is passing that to me, Arnie. We will have some with any—you know we talk about what the increase we anticipate next year in Europe. Verona eventually will need some capital for some expansion of their production facility. We continue to pay down cash. I would have to say I agree with you about the buyback. That doesn’t really, given our liquidity, have a lot of attraction for the Board or myself. We’re certainly looking at opportunities for continued growth and, you know, we didn’t change the dividend policy now, I think, as we wanted to be able to ensure we do have the continuing improvement in our European business. But, you know, we would certainly—I know there’s amenable consent on the Board to look at increases at the end of the year.

Arnie Ursaner:	And one more, looking at my notes on you. The OEMs for the industry, the fork manufacturers particularly in North America, I think had been talking about a mid single growth. What are you sensing or hearing in your conversations with them about expected growth for next year for fork activity?

Robert Warren:	They, once again, are talking about 10 to 15%, most of them. Some talk a little higher. I think they’re anticipating market share gain. But, of course, that was very similar, Arnie, to their forecast last year, or this year. And as you can see, it is very hard for anybody in the industry to come up with a leading indicator that helps them project volumes.

Arnie Ursaner:	Thanks again. I’ll see…

Andy Anderson:	Yes, one on that North American thing, Arnie, that it’s important if this gets into nominal numbers versus slope. That projection of 10 to 15% is over total trucks this past year. But when you parse that down to, say, the fourth quarter—the third quarter projection, the fourth quarter, and what they project for next year it’s pretty flat with the last part of this year. It’s a—over the entire year it’s a 10 or 15, but you look at their sort of guesstimates and it flattens down to a single digit. That’s what Bob was referring to in the last conference call, that over the last half of the year it’s probably somewhere—I don’t know what—5% or something like that.

Arnie Ursaner:	Okay. Again, thank you and I look forward to seeing you in January.

Robert Warren:	Thanks, Arnie.

Operator:	Thank you. Again, ladies and gentlemen, if you’d like to ask a question, please press star, one at this time.

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Our next question comes from the line of Alan Robinson with the Royal Bank of Canada. Please go ahead.

Alan Robinson:	Good afternoon. Thanks for taking my call. Could you give us an idea what proportion of your sales in Europe are currently sourced in China, and what’s your long-term goal for that proportion?

Robert Warren:	Our primary product we’re bringing in is a limited selection of standard part number forks for the OEMs. So they’re the high volume, very competitive, low margin business that the OEM buys in about 21 sections. We currently have not looked at other products that we would bring into the European market. We’re driving towards a lower cost supply chain from Europe. And so I don’t think you’re going to see a great deal more.

What percentage of our total business would be about half of our fork sales, 20% of our total sales.

Alan Robinson:	Okay, that’s very useful. Thanks. And then could you give us an update on, I guess, two areas? Firstly, the competitive environment in North America. I’m trying to get a sense to what extent your competition is scaled back or, perhaps, the market has [inaudible] out some of your weaker competitors, perhaps, in the US. And then secondly, could you give us an update on the construction vehicle attachment markets? We haven’t spoken about that for a while.

Robert Warren:	And your competitive comments were primarily about North America?

Alan Robinson:	That’s right, yes.

Robert Warren:	You know surprisingly, given the depth of the recession in the previous 18 months, I would’ve expected some more casualties for consolidation in some of our smaller competitors. They seem to be hanging on. The only significant competitor we have in North America is Bolzoni Auramo, and we believe that they have not gained nor, apparently, lost any market share in that downturn. So we really don’t see a change in the competitive environment in North America.

Construction attachments are still—the market is still abysmal out there. If any of the funds did get through the—our investment in America, it certainly never got to the West Coast where our primary emphasis with our two acquisitions were.

Alan Robinson:	Well, thank you.

Operator:	Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one, at this time. As a reminder, if you’re using speaker equipment, you’ll need to lift the handset before making your selection. One moment, please.

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And Mr. Warren, I’m showing that there are no further questions at this time.

Robert Warren:	Again, thanks so much for your time and participation today. We appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator:	Ladies and gentlemen, this concludes the Cascade Corporation Third Quarter Earnings Conference Call. If you’d like to listen to a replay of today’s conference, you may dial 800-406-7325 and enter the access code 4383317 in North America. International callers, please dial 303-590-3030. Thank you for participating. You may now disconnect.

END

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